Exhibit 99.1

Avid Bioservices Reports Financial Results for Second Quarter Ended October 31, 2023

-- Recorded Second Quarter Revenue of $25.4 Million --

-- Signed $35 Million in Net New Business Orders Resulting in a Backlog of $199 Million --

-- Entered into Partnership with California Institute of Regenerative Medicine (CIRM) to Advance Manufacturing of Adeno-Associated Adenovirus, as well as Other Cell and Gene Therapy Programs –

-- Completed Construction of Cell and Gene Therapy Facility; Grand Opening Scheduled for January 2024 --

-- Adjusting Fiscal 2024 Revenue Guidance to $137 to $147 million --

TUSTIN, Calif., December 7, 2023 -- Avid Bioservices, Inc. (NASDAQ:CDMO), a dedicated biologics contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced financial results for the second quarter and six months ended October 31, 2023.

Highlights from the Quarter Ended October 31, 2023, and Other Events:

"Second quarter revenues were impacted by a number of factors, requiring us to decrease our revenue guidance for the 2024 full fiscal year. With these factors now behind us, we are looking ahead to the second half of the year with some optimism. This outlook is driven in part by the fact that we expect revenue growth during the second half of the fiscal year, aided by our new business bookings of $35 million during the period. While we continue to see an increase in our late-stage project portfolio, which we view as critical to our medium and longer-term growth, we were also pleased to see some encouraging signs of early-stage programs advancing during the quarter despite the challenging macro environment,” stated Nick Green, president and CEO of Avid Bioservices.

“We are pleased to have closed the quarter with a higher cash balance as compared to the end of the prior quarter, and while we have seen no requirement to utilize the credit revolver put in place earlier this year, during the quarter we agreed to extend the term through calendar Q3 2024. We were also pleased to complete construction of the cell and gene therapy (CGT) facility as planned, which also coincided with the signing of our second customer for the business. The CGT business also received further industry validation through our acceptance into the California Institute for Regenerative Medicine (CIRM) Industry Resource Partner Program. With the achievement of our CGT construction milestone, Avid has completed all phases of a broad multi-year expansion, and we are now well-positioned to meet the manufacturing needs of current and future clients advancing both mammalian and CGT products. As we stand today the business has revenue generating capacity of up to approximately $400 million, supported by a record high $199 million backlog, which includes late phase programs that we anticipate will utilize a portion of this new capacity.

“Despite the challenges of the first half of fiscal 2024, our current backlog and pipeline position us well to generate cash from operations in the near term, and significant growth in the medium-term and beyond. For these reasons, we believe the second half of the year holds great promise and opportunity for Avid.”

Financial Highlights and Guidance

•	The company is adjusting revenue guidance for full fiscal year 2024 to $137 million to $147 million, previously $145 million and $165 million.

•	Revenues for the second quarter of fiscal 2024 were $25.4 million, representing a 27% decrease as compared to revenues of $34.8 million recorded in the prior year period. For the first six months of fiscal 2024, revenues were $63.1 million, a 12% decrease compared to $71.4 million in the prior year period. The decrease in revenues for both periods as compared to prior year periods was primarily attributed to fewer year to date manufacturing runs, a reduction in process development services from early-stage customers, and a reduction of revenue for changes in estimated variable consideration under a contract where uncertainties have been resolved.

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•	As of October 31, 2023, the company’s revenue backlog was $199 million, representing an increase of 35% compared to $147 million at the end of the same quarter last year. The company expects a growing portion of its backlog will extend beyond a year.

•	Gross margin for the three months ended October 31, 2023, was negative 18% compared to 12% for the same period in the prior year. Gross margin for the first six months of fiscal 2024 was negative 1%, compared to a gross margin of 19% for the same period during fiscal 2023. The decrease in gross margin percentage for both periods as compared to the same prior year periods was primarily driven by lower manufacturing volumes and costs related to expansions of both our capacity and our technological capabilities. This included adding staff and associated overhead, including depreciation expense, that we believe will provide critical capacity for near and medium-term growth. Margins during the three and six months ended October 31, 2023, were also impacted by the decision to defer a customer’s PPQ campaign until after our annual maintenance shutdown in the second quarter combined with a reduction of margin for changes in estimated variable consideration under a contract where uncertainties have been resolved. The decrease in gross margin for the first six months of fiscal 2024 was further impacted by a terminated project relating to the insolvency of one of our smaller customers and a delay in our ability to recognize revenues of a customer product pending the implementation of a process change. Excluding all of these factors, our second quarter and our year-to-date adjusted gross margin would have been two percentage points and one percentage point lower than the reported gross margin in the same prior year periods, respectively.

•	Selling, general and administrative (SG&A) expenses for the second quarter of fiscal 2024 were $6.6 million, a decrease of 4% compared to $6.8 million recorded for the second quarter of fiscal 2023. The decrease in SG&A for the second quarter was primarily due to a decrease in payroll and other benefit expenses and other professional fees. SG&A expenses for the first six months of fiscal 2024 were $12.8 million, a decrease of 3% compared to $13.2 million recorded in the prior year period. The decrease in SG&A for the six months was primarily due to a decrease in legal, accounting and other professional fees.

•	During the second quarter of fiscal 2024, the company’s net loss was $9.5 million or $0.15 per basic and diluted share, compared to a net loss of $1.2 million or $0.02 per basic and diluted share for the second quarter of fiscal 2023. For the first six months of fiscal 2024, the company recorded a net loss of $11.6 million or $0.18 per basic and diluted share, as compared to net income of $0.4 million or $0.01 per basic and diluted share, during the same prior year period.

•	Avid reported cash and cash equivalents on October 31, 2023, of $31.4 million, compared to $38.5 million on April 30, 2023. The second quarter cash and cash equivalents balance represents a 26% increase compared to $24.9 million at the end of the first quarter of fiscal 2024.

More detailed financial information and analysis may be found in Avid Bioservices’ Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission today.

Recent Corporate Developments

•	The company’s commercial team signed multiple new orders during the second quarter of fiscal 2024, totaling approximately $35 million net, and resulting in a record high backlog of $199 million. These orders span process development to commercial manufacturing, including cell and gene therapy services. While the majority of these new orders continue to be later-stage projects, we were pleased to see a return of early-stage projects in the mix during the quarter. We will continue to pursue projects at every stage of development in order to maintain a diversified pipeline.

•	During the quarter, Avid completed construction of the company’s CGMP manufacturing suites within its new, world-class cell and gene therapy (CGT) development and CGMP manufacturing facility, as scheduled. The newly launched CGMP manufacturing suites are currently undergoing final environmental monitoring and performance qualification. With the completion of this latest and final expansion project, Avid estimates that its combined facilities now have a total revenue generating capacity of up to approximately $400 million annually. Avid plans to commemorate the completion of the CGT facility by hosting a celebratory grand opening in January 2024.

•	Subsequent to quarter end, Avid entered into an industry partnership with the California Institute for Regenerative Medicine (CIRM), which the company believes will further strengthen its presence broadly among CDMOs, and more specifically as a manufacturer of cell and gene therapy products. With $5.5 billion in funding and more than 161 active stem cell programs in its portfolio, CIRM is dedicated to the advancement of manufacturing for adeno-associated adenovirus, as well as other cell and gene therapy programs within the state of California. Under terms of the partnership, Avid has joined the CIRM Industry Resource Partner Program to provide development and CGMP manufacturing services to CIRM-funded programs. The company will assist CIRM’s partners in accelerating gene therapy development and manufacturing through its suite of CDMO services, which span process and analytical development, cell banking, virus banking, drug substance manufacturing, and fill-finish activities. CIRM-funded programs will be offered access to Avid’s services in order to reduce the timelines required to advance through clinical development. All partnership activities will be performed in Avid’s recently launched, world-class CGT CGMP manufacturing facility.

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•	As previously reported, on March 14, 2023, the company entered into a credit agreement (the “Credit Agreement”) with certain guarantors, certain lenders and Bank of America, N.A., as administrative agent and letter of credit issuer. The Credit Facility was initially set to mature on March 13, 2024. On October 27, 2023, the company entered into an amendment to this Credit Agreement extending the maturity date to October 2024. This amendment also included a change to the applicable interest rate applied to loans under the credit facility and increased the aggregate amount of indebtedness the company can incur at any one time for fixed or capital assets. The other material terms of the Credit Agreement remained unchanged. While the company has no current plans to draw down on this facility, Avid views this instrument as a valuable short-term tool.

Statement Regarding Use of Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures such as non-GAAP adjusted net income, free cash flow, as well as adjusted EBITDA. The company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that they provide useful information about operating results, enhance the overall understanding of its operating performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures exclude amounts that the company does not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization and its senior management. The company computes non-GAAP financial measures primarily using the same consistent method from quarter to quarter and year to year, and may consider whether other significant items that arise in the future should be excluded from its non-GAAP financial measures.

The company reports non-GAAP financial measures in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies. The company believes that non-GAAP financial measures should only be used to evaluate its results of operations in conjunction with the corresponding GAAP financial measures and encourages investors to carefully consider its results under GAAP, as well as the supplemental non-GAAP information and the reconciliations between these presentations, to more fully understand its business.

Non-GAAP net income (loss) excludes stock-based compensation; business transition and related costs including corporate initiatives into new business activities such as severance and related expenses; non-cash interest expense on debt; and other income or expense items and is adjusted for income taxes. Adjusted EBITDA excludes non-cash operating charges for stock-based compensation, depreciation, and amortization as well as non-operating items such as interest income, interest expense, and income tax expense or benefit and is adjusted for income taxes. For the reasons explained above, adjusted EBITDA also excludes certain business transition and related costs. The company also uses measures such as free cash flow, which represents cash flow provided by or (used in) operations less cash used in the acquisition and disposition of capital.

Additionally, non-GAAP net income (loss) and adjusted EBITDA are key components of the financial metrics utilized by the company’s compensation committee to measure, in part, management’s performance and determine significant elements of management’s compensation. The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP financial measures are included at the end of this press release.

Webcast

Avid will host a webcast this afternoon, December 7, 2023, at 4:30 PM Eastern (1:30 PM Pacific).

To listen to the live webcast, or access the archived webcast, please visit: https://ir.avidbio.com/investor-events.

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About Avid Bioservices, Inc.

Avid Bioservices (NASDAQ:CDMO) is a dedicated contract development and manufacturing organization (CDMO) focused on development and CGMP manufacturing of biologics. The company provides a comprehensive range of process development, CGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries. With 30 years of experience producing biologics, Avid's services include CGMP clinical and commercial drug substance manufacturing, bulk packaging, release and stability testing and regulatory submissions support. For early-stage programs the company provides a variety of process development activities, including cell line development, upstream and downstream development and optimization, analytical methods development, testing and characterization. The scope of our services ranges from standalone process development projects to full development and manufacturing programs through commercialization. www.avidbio.com

Forward-Looking Statements

Statements in this press release, which are not purely historical, including statements regarding Avid Bioservices' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk the company may experience delays in engaging new customers, the risk that the company may not be successful in executing customers projects, the risk that changing economic conditions may delay or otherwise adversely impact the realization of the company’s backlog, the risk that the company may not be able to convert its backlog into revenue within the contemplated time periods, the risk that the company may experience technical difficulties in completing customer projects due to unanticipated equipment and/or manufacturing facility issues which could result in projects being terminated or delay delivery of products to customers, revenue recognition and receipt of payment or result in the loss of the customer, the risk that one or more existing customers terminates its contract prior to completion or reduces or delays its demand for development or manufacturing services which could adversely affect guided fiscal 2024 revenues, the risk that expanding into a new biologics manufacturing capability may distract senior management’s focus on the company’s existing operations, the risk that the company may experience delays in hiring qualified individuals into the cell and gene therapy business, the risk that the company may experience delays in engaging customers for the cell and gene therapy business, and the risk that the cell and gene therapy business may not become profitable for several years, if ever. Our business could be affected by a number of other factors, including the risk factors listed from time to time in our reports filed with the Securities and Exchange Commission including, but not limited to, our annual report on Form 10-K for the fiscal year ended April 30, 2023, as well as any updates to these risk factors filed from time to time in our other filings with the Securities and Exchange Commission. We caution investors not to place undue reliance on the forward-looking statements contained in this press release, and we disclaim any obligation, and do not undertake, to update or revise any forward-looking statements in this press release except as may be required by law.

Contacts:
Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

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avid bioservices, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) and comprehensive INCOME (LOSS)

(Unaudited) (In thousands, except per share information)

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022

Revenues	$25,395	$34,757	$63,121	$71,449
Cost of revenues	30,060	30,610	63,686	58,185
Gross profit (loss)	(4,665)	4,147	(565)	13,264

Operating expenses:
Selling, general and administrative	6,557	6,831	12,820	13,213
Total operating expenses	6,557	6,831	12,820	13,213

Operating income (loss)	(11,222)	(2,684)	(13,385)	51
Interest expense	(805)	(703)	(1,580)	(1,221)
Other income, net	140	145	398	195
Net loss before income taxes	(11,887)	(3,242)	(14,567)	(975)
Income tax benefit	(2,378)	(2,086)	(2,965)	(1,383)
Net income (loss)	$(9,509)	$(1,156)	$(11,602)	$408
Comprehensive income (loss)	$(9,509)	$(1,156)	$(11,602)	$408

Net income (loss) per share:
Basic	$(0.15)	$(0.02)	$(0.18)	$0.01
Diluted	$(0.15)	$(0.02)	$(0.18)	$0.01

Weighted average common shares outstanding:
Basic	63,149	62,204	62,994	62,054
Diluted	63,149	62,204	62,994	63,574

- Continued -

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Avid bioservices, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except par value)

	October 31, 2023	April 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$31,424	$38,542
Accounts receivable, net	13,379	18,298
Contract assets	10,847	9,609
Inventory	38,583	43,908
Prepaid expenses and other current assets	9,972	2,094
Total current assets	104,205	112,451
Property and equipment, net	187,174	177,369
Operating lease right-of-use assets	41,973	42,772
Deferred tax assets	116,617	113,639
Other assets	4,673	4,473
Restricted cash	–	350
Total assets	$454,642	$451,054

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,784	$24,593
Accrued compensation and benefits	4,244	8,780
Contract liabilities	46,437	37,352
Current portion of operating lease liabilities	1,263	1,358
Other current liabilities	2,209	1,626
Total current liabilities	76,937	73,709
Convertible senior notes, net	141,154	140,623
Operating lease liabilities, less current portion	45,036	45,690
Finance lease liabilities, less current portion	7,840	1,562
Total liabilities	270,967	261,584

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding at respective dates	–	–
Common stock, $0.001 par value; 150,000 shares authorized; 63,234 and 62,692 shares issued and outstanding at respective dates	63	63
Additional paid-in capital	626,031	620,224
Accumulated deficit	(442,419)	(430,817)
Total stockholders’ equity	183,675	189,470
Total liabilities and stockholders’ equity	$454,642	$451,054

- Continued -

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avid bioservices, INC.

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL MEASURES

(Unaudited) (In thousands)

	Three Months Ended October 31,		Six Months Ended October 31,
	2023	2022	2023	2022

GAAP net income (loss)	$(9,509)	$(1,156)	$(11,602)	$408
Stock-based compensation	2,466	2,786	4,809	4,683
Non-cash interest expense	300	260	639	520
Income tax effect of adjustments	(780)	(2,154)	(1,531)	(2,628)
Adjusted net income (loss)	$(7,523)	$(264)	$(7,685)	$2,983

GAAP net income (loss)	$(9,509)	$(1,156)	$(11,602)	$408
Interest expense, net	665	522	1,144	956
Income tax benefit	(2,378)	(2,086)	(2,965)	(1,383)
Depreciation and amortization	2,784	1,819	5,433	3,409
Stock-based compensation	2,466	2,786	4,809	4,683
Adjusted EBITDA	$(5,972)	$1,885	$(3,181)	$8,073

GAAP net cash provided by (used in) operating activities	$6,099	$(3,737)	$5,821	$(8,771)
Purchase of property and equipment	(7,323)	(34,508)	(21,437)	(41,432)
Free cash flow	$(1,224)	$(38,245)	$(15,616)	$(50,203)

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